Exhibit 23.3

Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2011, with respect to the consolidated financial statements of Radiancy Inc. included in the current report on Form 8-K for the year ended December 31, 2010, which are incorporated by reference in this registration statement of Photomedex Inc. We consent to the incorporation by reference of said report in this Registration Statement of Photomedex Inc. on Form S-3 and on Form S-8 (File No. 333-178423) effective December 9, 2011, and to the use of our name as it appears under the caption “Experts”.

/s/ FAHN KANNE & CO.

Tel Aviv, Israel

December 23, 2011

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd